Exhibit 99.1

Allied Motion Reports Profits for the Quarter and Year Ended December 31, 2005

    DENVER--(BUSINESS WIRE)--March 16, 2006--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the year ended December 31, 2005, of $923,000 or $.13 per diluted share compared to net income of $2,250,000 or $.36 per diluted share last year. Revenues for the year increased 18% to $74,302,000 compared to $62,738,000 last year. Of this 18% increase, revenues from existing businesses decreased 9% points and incremental revenues achieved by the companies acquired in 2004 contributed 27% points of the increase. This year's results include the results from Stature Electric, Inc., a subsidiary that was acquired on May 10, 2004, in connection with the Owosso Corporation merger and also from Precision Motor Technology B.V. (Premotec), a subsidiary that was acquired on August 23, 2004.
    During the fourth quarter of 2005, the Company achieved net income of $4,000 or $.00 per diluted share compared to $603,000 or $.09 per diluted share for the same period last year. Revenues were $18,891,000 for the quarter ended December 31, 2005, compared to $18,344,000 for the quarter ended December 31, 2004. Backlog at December 31, 2005, was $25,172,000, or a 17% increase from the beginning of the year.
    "The financial results we achieved in the 4th quarter and for 2005 were disappointing," commented Dick Smith, CEO of Allied Motion. "The decline in profits during 2005 was due to several factors -- a significant unfavorable profit swing at Stature, one of our new operating companies, a drop in sales of some of our higher margin business, the investment made to establish our Asian manufacturing capability and incremental inventory reserves that were provided for excess and obsolete inventory. We were also delayed in getting our production ramped up at our Asian manufacturing facility which resulted in us not achieving the cost improvements that we anticipated. We believe we have either gotten these issues behind us or we have made progress in resolving the issues so that they will not have as much of an adverse effect on us in 2006. We still have some challenges at Stature but we should start to see an improvement in its operations as we progress through 2006. While we are disappointed by the decrease in profits for 2005, we have continued to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."
    Dick Warzala, President of Allied Motion, added: "The significant investments we made in Asia during 2005 have been made with a long-term outlook towards cost reduction and the top line growth of our business. We are now producing and shipping products from this facility and with the cost structure it provides, we are able to compete for several significant new projects and secure existing business that will help us achieve our internal growth goals in the future. Our product development efforts and AST implementation will further enhance our competitiveness and we remain committed to manage our Company to achieve our long term goals."

    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's March 16, 2006 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.


           ALLIED MOTION TECHOLOGIES INC. FINANCIAL SUMMARY
           (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                             For the Three Months      For the Year
HIGHLIGHTS OF OPERATING       Ended December 31,    Ended December 31,
 RESULTS                         2005      2004       2005     2004
----------------------------------------------------------------------
Revenues                        $18,891  $18,344    $74,302   $62,738
Cost of products sold            15,217   13,560     58,118    46,280
                             -----------------------------------------
Gross Margin                      3,674    4,784     16,184    16,458
Operating expenses and other      3,684    4,045     14,703    13,049
                             -----------------------------------------
Income (loss) before income
 taxes                              (10)     739      1,481     3,409
Benefit of (provision for)
 income taxes                        14     (136)      (558)   (1,159)
                             -----------------------------------------
Net Income                           $4     $603       $923    $2,250
                             =========================================
PER SHARE AMOUNTS:
Diluted  income per share          $.00     $.09       $.13      $.36
                             =========================================
Diluted weighted average
 common shares                    6,646    6,837      6,869     6,185
                             =========================================


CONDENSED BALANCE SHEETS                    December 31,  December 31,
                                                2005          2004
----------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                         $624          $456
 Trade receivables, net                          10,087         9,353
 Inventories, net                                 9,185         9,382
 Other current assets                               979         1,704
                                            --------------------------
Total Current Assets                             20,875        20,895
Property, plant and equipment, net               12,939        13,301
Deferred income taxes                               582            --
Goodwill and intangible assets, net              18,941        20,624
                                            --------------------------
Total Assets                                    $53,337       $54,820
                                            ==========================
Liabilities and Stockholders' Investment
Current Liabilities:
 Debt obligations                                $7,335        $7,087
 Accounts payable and other current
  liabilities                                    10,084        10,672
                                            --------------------------
Total Current Liabilities                        17,419        17,759
Long-term debt obligations                        4,746         7,320
Other long-term liabilities                       5,365         5,381
                                            --------------------------
Total Liabilities                                27,530        30,460
Stockholders' Investment                         25,807        24,360
                                            --------------------------
Total Liabilities and Stockholders'
 Investment                                     $53,337       $54,820
                                            ==========================


                                                   For the year ended
                                                      December 31,
CONDENSED STATEMENTS OF CASH FLOWS                2005          2004
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                       $923        $2,250
  Depreciation and amortization                   3,229         2,328
  Changes in working capital balances and
   other                                           (481)       (1,305)
                                            --------------------------
Net cash provided by operating activities         3,671         3,273

Cash flows from investing activities:
   Purchase of property and equipment            (2,096)         (953)
   Cash paid for acquisitions, net                 (275)      (16,816)
   Remaining proceeds from sale of business
    segment                                          --            50
                                            --------------------------
Net cash used in investing activities            (2,371)      (17,719)

Net cash (used) provided by financing
 activities                                      (1,132)       12,937
Effect of foreign exchange rate changes on
 cash                                                --             5
                                            --------------------------
Net increase (decrease) in cash and cash
 equivalents                                        168        (1,504)
Cash and cash equivalents at beginning of
 period                                             456         1,960
                                            --------------------------
Cash and cash equivalents at June 30               $624          $456
                                            ==========================

    CONTACT: Allied Motion Technologies Inc.
             Richard Smith, 303-799-8520
             or
             Sue Chiarmonte, 303-799-8520